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                                 Exhibit 10(z)

                            AMENDMENT NO. 2 TO THE
                       GUARANTEE LIFE INSURANCE COMPANY
                          DEFERRED COMPENSATION PLAN


     The Plan, as amended and restated, shall be amended as follows:

     1.   Section 2(g) shall be amended to read as follows:

          (g) "Fair Market Value" shall mean, on any date, the closing price of a Share of Common Stock as reported for such day on the National Association of Securities Dealers Automation Quotation System (NASDAQ") or the national securities exchange on which the shares of Common Stock are traded. In the event there are no Common Stock transactions on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which the Common Stock transactions were reported. Notwithstanding the foregoing, in the event the Parent or Company is required to cash out an individual's Stock Account pursuant to Section 8 of the Plan, or the terms of the Parent's Executive Severance Plan, Fair Market Value shall not be less than the per share amount paid or exchanged for shares of the Parent in the Change in Control transaction.

     2.   Section 5(f) shall be amended to read as follows:

          (f) Transfer Between Accounts. Notwithstanding anything else contained
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     in the Plan to the contrary, effective as of the first business day in
     January in each calendar year after 1996, an Individual may, by an election filed with the Secretary on or before the immediately preceding December 31, transfer all or any portion of the amount credited as of the date of such transfer from the Interest Account to the Stock Account. Any such transfer to the Stock Account shall be effected based on the Fair Market Value of a Share on the effective date of such transfer. In the event of any Change in Control (as defined in the Parent's Executive Severance
     Plan), an Individual may elect within thirty (30) days of such Change in Control to transfer all or any portion of the amount credited as of the date of such transfer from the Stock Account to the Interest Account. Any such transfer from the Stock Account shall be effected based on the Fair Market Value of a Share on the date of the Change in Control.

     3.   Section 8 shall be amended to read as follows:

          8.  Change in Control. In the event of a Change in Control (as defined
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     in the Parent's Executive Severance Plan), the Individual's Stock Account
     shall become immediately payable in full in a lump sum equal to the Fair Market Value of the notional shares in the Individual's Stock Account on the date of the Change in Control, subject only to the tax withholding requirements, unless the
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     corporation in control after the transaction ("New Parent") elects to continue and carry on the Plan. If the New Parent elects to carry on the Plan, notional publicly traded shares of Common Stock of the New Parent (or equivalent shares if not publicly traded) shall be substituted for the Shares of Common Stock of the Parent in the Individual's Stock Account.

     4.  In all other respects, the Plan shall remain in full force and effect.

     This Amendment shall be effective May 1, 1999.

     DATED this 13th day of May, 1999.
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                                                GUARANTEE LIFE INSURANCE COMPANY


                                                By  /s/ R. D. Bates
                                                  ------------------------------
                                                                       President

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